As filed with the Securities and Exchange Commission on July 18, 2018
Registration No. 333-159148
Registration No. 333-147028

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159148
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-147028

UNDER THE SECURITIES ACT OF 1933

VALIDUS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-0501001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
29 Richmond Road, Pembroke, Bermuda HM 08
(Address of Principal Executive Offices) (Zip Code)

IPC Holdings, Ltd. 2007 Incentive Plan
IPC Holdings, Ltd. Stock Option Plan, as amended
Validus Holdings, Ltd. Amended and Restated 2005 Long-Term Incentive Plan
Validus Holdings, Ltd. Directors Stock Compensation Plan

(Full title of the plans)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(Name and address of agent for service)

(212) 590-9200
(Telephone number, including area code, of agent for service)
Copies to:
Todd E. Freed, Esq.
Dwight S. Yoo, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES
These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Validus Holdings, Ltd. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):
• Registration Statement No. 333-159148 on Form S-4, declared effective by the Securities and Exchange Commission (the “Commission”) on August 6, 2009, as amended by Post-Effective Amendment No. 1 on Form S-8 to Form S-4, filed with the Commission on September 4, 2009, registering 1,225,000 common shares, par value $0.175 per share (“Common Shares”), of the Company, issuable upon the exercise of outstanding options, restricted common shares, restricted share units and performance share units granted under the IPC Holdings, Ltd. 2007 Incentive Plan and the IPC Holdings, Ltd. Stock Option Plan, as amended; and
• Registration Statement No. 333-147028, filed with the Commission on October 30, 2007, registering 13,126,896 Common Shares and 57,143 Common Shares issuable pursuant to the Validus Holdings, Ltd. Amended and Restated 2005 Long Term Incentive Plan and the Directors Stock Compensation Plan, respectively.
On July 18, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of January 21, 2018 (the “Merger Agreement”), among the Company, American International Group, Inc., a Delaware corporation (“AIG”), and Venus Holdings Limited, a Bermuda exempted corporation (“Merger Sub”), and the Statutory Merger Agreement (as defined in the Merger Agreement), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of AIG.
As a result of the transactions contemplated by the Merger Agreement, the Company is terminating all offerings of its securities pursuant to the Registration Statements. The Company, by filing these Post-Effective Amendments to the Registration Statements, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statements to remove from registration by means of post-effective amendment any of the securities that were registered which remain unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Parish of Pembroke, Bermuda on July 18, 2018.

VALIDUS HOLDINGS, LTD.

By:	/s/ Robert F. Kuzloski
	Name:	Robert F. Kuzloski
	Title:	Executive Vice President and General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.